                                                             OMB APPROVAL

                                                OMB Number:            3235-0145
                                                Expires:        October 31, 2002
                                                Estimated average burden
                                                Hours per response.........14.90


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*

                           Universal Electronics, Inc.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                                     Common
--------------------------------------------------------------------------------
                           (TITLE OF CLASS SECURITIES)


                                    913483103
                      ------------------------------------
                                 (CUSIP NUMBER)


                               December 31, 2000
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [X]  Rule 13d-1(b)

         [ ]  Rule 13d-1(c)

         [ ]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  913483103

--------------------------------------------------------------------------------
1.   Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

       Osterweis Capital Management, Inc. / 94-2871718
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

       (a)  [ ]  N/A

       (b)  [ ]  N/A
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

       California
--------------------------------------------------------------------------------
                          5.   Sole Voting Power
Number of Shares
Beneficially Owned             307,345
by Each Reporting         ------------------------------------------------------
Person With:              6.   Shared Voting Power

                               0
                          ------------------------------------------------------
                          7.   Sole Dispositive Power

                               388,345
                          ------------------------------------------------------
                          8.   Shared Dispositive Power

                               0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

       388,345
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)
       / /  N/A
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

       2.8%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

       IA
--------------------------------------------------------------------------------

CUSIP NO.  913483103

--------------------------------------------------------------------------------
1.   Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

       Osterweis Capital Management, LLC. / 94-3268572
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

       (a)  [ ]  N/A

       (b)  [ ]  N/A
--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

       California
--------------------------------------------------------------------------------
                          5.   Sole Voting Power
Number of Shares
Beneficially Owned             244,260
by Each Reporting         ------------------------------------------------------
Person With:              6.   Shared Voting Power

                               0
                          ------------------------------------------------------
                          7.   Sole Dispositive Power

                               248,760
                          ------------------------------------------------------
                          8.   Shared Dispositive Power

                               0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

       248,760
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)
       / /  N/A
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

       1.8%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

       IA
--------------------------------------------------------------------------------

CUSIP NO. 913483103

--------------------------------------------------------------------------------
1.   Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

       John S. Osterweis
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

       (a)  [ ]  N/A

       (b)  [ ]  N/A
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

       California
--------------------------------------------------------------------------------
                          5.   Sole Voting Power
Number of Shares
Beneficially Owned             551,605
by Each Reporting         ------------------------------------------------------
Person With:              6.   Shared Voting Power

                               0
                          ------------------------------------------------------
                          7.   Sole Dispositive Power

                               637,105
                          ------------------------------------------------------
                          8.   Shared Dispositive Power

                               0
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person

       637,105
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
     (See Instructions)
       / /  N/A
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)

       4.6%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)

       IN
--------------------------------------------------------------------------------

Item 1.

              (a)    Name of Issuer

                     Universal Electronics, Inc.


              (b)    Address of Issuer's Principal Executive Offices

                     6101 Gateway Drive
                     Cypress, CA 90603


Item 2.

              (a)    Name of Person Filing

                     (i)    Osterweis Capital Management, Inc.
                     (ii)   Osterweis Capital Management, LLC
                     (iii)  John S. Osterweis

              (b)    Address of Principal Business office or, if None, Residence

                            One Maritime Plaza
                            Suite 800
                            San Francisco, CA  94111



              (c)    Citizenship

                     (i)    CA Corporation
                     (ii)   CA Limited Liability Company
                     (iii)  U.S. Citizen


              (d)    Title of Class Securities

                     Common


              (e)    CUSIP Number

                     913483103

Item 3. If this statement is filed pursuant to sections 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

              (a)  [ ]  Broker or dealer registered under section 15 of the Act
                        (15 U.S.C. 78o).

              (b)  [ ]  Bank as defined in section 3(a)(6) of the Act (15
                        U.S.C. 78c).

              (c)  [ ]  Insurance company as defined in section 3(a)(19) of the
                        Act (15 U.S.C. 78c).

              (d)  [ ]  Investment company registered under section 8 of the
                        Investment Company Act (15 U.S.C. 80a-8).

              (e)  [ ]  An investment adviser in accordance with section
                        240.13d-1(b)(1)(ii)(E).

              (f)  [ ]  An employee benefit plan or endowment fund in
                        accordance with section 240.13d-1(b)(ii)(F).

              (g)  [ ]  A parent holding company or control person in
                        accordance with section 240.13d-1(b)(1)(ii)(G).

              (h)  [ ]  A savings association as defined in section 3(b) of the
                        Federal Deposit Insurance Act (12 U.S.C. 1813).

              (i)  [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

              (j)  [X]  Group in accordance with section 240.13d-1(b)(ii)(J).

              This statement is filed by Osterweis Capital Management, Inc. and Osterweis Capital Management LLC, investment advisers registered under the Investment Advisers Act of 1940, and their control person, John S. Osterweis. (See also, Exhibit A.)


Item 4.       Ownership

              Common Stock:

              (a)    Amount Beneficially Owned: 637,105

              (b)    Percent of Class: 4.6%

              (c)    Number of shares as to which the joint filers have:

                     (i)    sole power to vote or to direct the vote: 551,605

                     (ii)   shared power to vote or to direct the vote: 0

                     (iii) sole power to dispose or to direct the disposition of: 637,105

                     (iv) shared power to dispose of or to direct the disposition of: 0

Item 5.       Ownership of Five Percent or Less of a Class.

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following /X/.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

              N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

              N/A

Item 8.       Identification and Classification of Members of the Group.

              N/A

Item 9.       Notice of Dissolution of Group.

              N/A

Item 10.      Certification:

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  2/12/2001                   /s/ John S. Osterweis
                                    ----------------------------------------
                                                 Signature
                                    By: John S. Osterweis, President
                                        Osterweis Capital Management, Inc.


                                    /s/ John S. Osterweis
                                    ----------------------------------------
                                                 Signature
                                    By: John S. Osterweis, President
                                        Osterweis Capital Management, LLC


                                    /s/ John S. Osterweis
                                    ----------------------------------------
                                                 Signature
                                    By: John S. Osterweis, Control Person of
                                        Osterweis Capital Management, Inc. and
                                        Osterweis Capital Management, LLC

EXHIBIT A

              JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1 (k)(1)

This agreement is made pursuant to Rule 13d-1(b)(ii)(J) and Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934 (the "Act") by and among the parties listed below, each referred to herein as a "Joint Filer." The Joint Filers agree that a statement of beneficial ownership as required by Sections 13(g) or 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13G or Schedule 13D, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.

Dated:  2/12/2001                  /s/ John S. Osterweis
                                   --------------------------------------------
                                                    Signature
                                   By: John S. Osterweis, President
                                       Osterweis Capital Management, Inc.

                                   /s/ John S. Osterweis

                                   --------------------------------------------
                                                    Signature
                                   By: John S. Osterweis, President
                                       Osterweis Capital Management, LLC


                                   /s/ John S. Osterweis
                                   --------------------------------------------
                                                    Signature
                                   By: John S. Osterweis, Control Person of
                                       Osterweis Capital Management, Inc. and
                                       Osterweis Capital Management, LLC